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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934.



                   Date of Report               July 9, 2001


                        SBA COMMUNICATIONS CORPORATION
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            (Exact name of registrant as specified in its charter)


          Florida                       000-30110                65-0716501
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(State or other jurisdiction of    Commission File Number     (I.R.S. Employer
incorporation or organization)                               Identification No.)



    One Town Center Road, Boca Raton, Florida                       33486
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    (Address of principal executive offices)                     (Zip code)


                                (561) 995-7670
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             (Registrant's telephone number, including area code)
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Item 5    Other Information

          On July 9, 2001 SBA Communications Corporation ("SBA") announced second quarter operational results. SBA reported that in the second quarter of 2001 it increased its tower portfolio by 415 towers to a total of 3,254 towers. Of the 415 towers added in the second quarter, 209 were newly-built and 206 were existing towers acquired by SBA. The 206 towers were acquired in 25 separate transactions for an aggregate price of $70.1 million. Based on tenant leases executed as of June 30, 2001, same tower revenue growth for the trailing twelve months on the 1,660 towers SBA owned as of June 30, 2000 was 30%. With respect to the 2,839 towers owned at the beginning of the second quarter, SBA added 321 new tenant leases at an average initial monthly rental of $1,559, which is an annualized rate of .47 new tenants per tower on a broadband equivalent basis.

          At June 30, 2001, SBA had agreements providing it with the right to acquire 407 additional existing towers in 37 separate transactions for an aggregate purchase price of $107.1 million or approximately $263,000 per tower. These acquisitions are expected to close within the next six months. These numbers exclude SBA's option to purchase up to 100 additional towers from US Unwired later in the year. SBA is currently involved in projects for over 1,600 tower builds for its ownership throughout the nation, consisting of over 500 build-to-suit mandates from wireless carriers and the remainder sites SBA is developing through its strategic siting efforts.

Item 7    Financial Statements and Exhibits

          99.1  Press release dated July 9, 2001.
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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



July 18, 2001                        /s/  Pamela J. Kline
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                                     Pamela J. Kline
                                     Chief Accounting Officer